EXHIBIT 5.1


December 6, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

I am an attorney-at-law, duly licensed to practice law before the United States Supreme Court, several lower federal courts and in the States of Kansas, Pennsylvania and the District of Columbia, and I am Vice President, General Counsel and Secretary of Computer Sciences Corporation (the "Company"). I have acted as legal counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") covering 606,170 shares of the common stock, par value $1.00 per share, together with the associated preferred stock purchase rights, of the Company (collectively, the "Common Stock") issuable upon exercise of outstanding options to purchase shares of the common stock of Nichols Research Corporation ("Nichols"), which options (the "Nichols Options") were assumed by the Company in connection with the merger of Nevada Acquisition Corporation, a subsidiary of the Company ("Sub"), with and into Nichols, which merger (the "Merger") was consummated on November 16, 1999.

As such counsel, I have examined the Registration Statement and the exhibits thereto, the Agreement and Plan of Merger dated as of September 19, 1999 by and among the Company, Sub and Nichols relating to the Merger, the Registration Statement on Form S-4 (Registration No. 333-88823) covering the shares of Common Stock issuable in connection with the Merger and the prospectus included therein (the "Prospectus"), the Company's Restated Articles of Incorporation and Bylaws, and the minute books containing the minutes of meetings of the Board of Directors of the Company, and such other documents, and have obtained such certificates and assurances from public officials and from officers and


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Securities and Exchange Commission
December 6, 1999
Page 2

representatives of the Company, as I have deemed necessary for the purpose of rendering this opinion. I have assumed the genuineness of all signatures on, and the authenticity of, all documents and instruments submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of all such copies of documents.

Based upon the foregoing and in reliance thereon, I am of the opinion that the shares of Common Stock, other than treasury stock, to be issued by the Company pursuant to the Nichols Options will, when sold and paid for in accordance with the terms thereof and as described in the Prospectus, be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Sincerely,



/s/ Hayward D. Fisk